EXHIBIT 21

                     LUNAR CORPORATION AND SUBSIDIARIES


Name of Subsidiary          Jurisdiction of Incorporation
-------------------------   -----------------------------
Lunar FSC, Inc.               U.S. Virgin Islands
Lunar Finance Corporation     Delaware
Lunar Funding Corporation     Delaware
Lunar Capital Corporation     Delaware
Lunar GmbH                    Germany
Lunar Europe, N.V.            Belgium
Lunar France                  France